EXHIBIT 99.1

Air Methods' Preliminary 2nd Quarter Results Exceed Expectations

Fully-Diluted Earnings Per Share Expected to Range Between $2.30 and $2.40

DENVER, July 18, 2012 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, reported that preliminary 2012 second quarter earnings significantly exceed expectations. Preliminary fully-diluted earnings per share are expected to range between $2.30 and $2.40 for the quarter ended June 30, 2012. Prior-year second quarter fully-diluted earnings per share were $0.77. Preliminary earnings improvement above original expectations is attributed to growth in same-base transports, improved reimbursement for community-based transports, and lower maintenance expense per flight hour.

Total community-based patient transports were 15,134 during the current-year quarter, compared with 10,309 in the prior-year quarter, a 47% increase. This growth primarily reflects additional transports associated with the Company's acquisition of OF Air Holdings and its subsidiaries (together, Omniflight) effective August 1, 2011, as well as from new community-based expansions. Patients transported for community bases in operation greater than one year (Same-Base Transports) increased 290 transports or 3%, while weather cancellations for these same bases decreased by 1,070 transports compared with the prior-year quarter.

Preliminary net revenue per community-based transport for the second quarter of 2012 increased 18% to $10,619 compared with the prior-year second quarter result of $9,008 per transport. Net revenue per community-based transport for the second quarter of 2012 increased 3% compared with the first quarter of 2012.

Preliminary maintenance expense reflects a slight reduction compared with the prior-year quarter, despite a 34% increase in flight hours.

The Company noted that these preliminary results are subject to final quarter-end closing and review procedures and are therefore subject to change.

Aaron Todd, CEO, stated, "The full benefit of our acquisition of Omniflight is reflected in these preliminary quarterly results. Fewer weather cancellations, continued strength within our net reimbursement per transport, and moderating maintenance expenditures have driven strong organic growth as well. Because the second half of 2012 will continue to benefit from our acquisition of Omniflight, due in part to the elimination of transaction and severance costs expensed during the second half of 2011, we anticipate continued added growth above normal organic growth expectations."

The Company expects to report financial results for the second quarter ended June 30, 2012 after the close of the market on Thursday, August 2, 2012. The Company has scheduled a conference call for Thursday, August 2, 2012 at 4:15 p.m. Eastern to discuss these results. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 11941783, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

The Air Methods Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6955

Forward Looking Statements: This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among other things, statements we make regarding our expected range of fully-diluted earnings per share for the quarter ended June 30, 2012 and our anticipated growth for the second half of 2012. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements, include, among others, the following: the Company's completion of its final quarter-end closing; the anticipated benefits of the Company's internal reorganization; the renewal and/or continuation of air medical service contracts; adverse weather conditions, development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act, increased regulation of the health care and aviation industry through legislative action and revised rules and standards, the collection rates for patient transports; the anticipated synergies associated with the acquisition of Omniflight; and other matters set forth in the Company's filings with the SEC.  The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

CONTACT: Trent Carman
         Chief Financial Officer
         (303) 792-7591